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                                                                    EXHIBIT 3.5



                           CERTIFICATE OF AMENDMENT OF
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                          AMYLIN PHARMACEUTICALS, INC.


        AMYLIN PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

        FIRST: The name of the Corporation is Amylin Pharmaceuticals, Inc.

        SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is September 29, 1987.

        THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

        Paragraph A of Article V shall be amended and restated to read in its entirety as follows:

               "A. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is two hundred seven million five hundred thousand (207,500,000) shares. Two hundred million (200,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Seven million five hundred thousand (7,500,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001)."


        FOURTH: Thereafter pursuant to a resolution of the Board of Directors this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.




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        IN WITNESS WHEREOF, Amylin Pharmaceuticals, Inc. has caused this
Certificate of Amendment to be signed by its Chairman of the Board and Chief Executive Officer and attested to by its Vice President, Chief Financial Officer and Secretary as of the 24th day of May 2001.



                                            AMYLIN PHARMACEUTICALS, INC.



                                            By:  /s/ Joseph C. Cook, Jr.
                                               --------------------------------
                                                  Joseph C. Cook, Jr.,
                                                  Chief Executive Officer


ATTEST:


/s/ Mark G. Foletta
--------------------------------
Mark G. Foletta, Secretary